Atlantic Capital

# Atlantic Capital Bank, N.A.
## Treasury Services General Terms and Conditions

**General Terms and Conditions for All Services**

Our Treasury Services General Terms and Conditions (the "Terms and Conditions") describes the treasury management services we offer (the "Services") and sets forth the general terms and conditions of our relationship. Throughout these Terms and Conditions, Atlantic Capital Bank, N.A. is referred to as "Bank," "we," "us," or "our," and the person or entity using one or more of the Services is referred to as "Company," "you," or "your."

**Service Documentation**

The Services are governed by these Terms and Conditions and several other documents (collectively, the "Service Documentation"), including the Terms and Conditions of Your Account (i.e., your signature card); all applicable schedules listed below (the "Schedules"), and any user guides, specifications, instructions, software licenses, and notices related to the Services.

☑ **Commercial Online Banking Administrators –** Schedule A (Signature required on page 1.)

☑ **Automated Clearing House Services (ACH) -** Schedule B (Signature required on page 4.)

☑ **Wire Transfer Services –** Schedule C (Signature required on pages 4.)

☑ **Remote Deposit Capture –** Schedule D (Signature required on pages 5.)

☑ **Sweep Account Services –** Schedule E (Signature required on page 1.)

☑ **Positive Pay Services –** Schedule F (Signature required on page 1.)

☐ **Commercial Online Bill Payment -** Schedule G (Signature required on page 2.)

The Service Documentation contains additional terms and conditions applicable to the Services. By selecting and accepting any of the Services, you agree to the terms of the applicable Service Documentation, including all additional terms, conditions, requirements, instructions, and information set forth therein. The Service Documentation also applies to any Services provided by an affiliate of Bank and any Services used by an affiliate or a subsidiary of Company. "Bank" includes each such affiliate, and "Company" includes each such affiliate and subsidiary.

The Service Documentation is an integral part of these Terms and Conditions and all such Service Documentation becomes a part of and is incorporated into these Terms and Conditions. All terms defined in these Terms and Conditions shall have the same meaning when used in the Service Documentation. If there is a conflict among the documents that make up the Service Documentation, the documents will govern in the order set forth above. You acknowledge receiving a copy of the Service Documentation for each of the Services requested as evidenced by its signature on each of the applicable Schedules.

Other agreements you have entered into or may enter into with us may govern your account(s). In particular, we may grant you a nonexclusive, nontransferable, limited license or sublicense to use one or more software programs in connection with the Services. There may be a separate license agreement (which may be a "shrink wrap" or "click wrap" agreement with us or a third-party vendor) and/or a user manual for some of those software programs. There may also be additional online or "click wrap" agreements for the use of our online services, including our website or mobile apps. Such additional agreements set forth additional terms and conditions relating to your right to use those online services and software programs as well as important instructions and requirements for their use.

Each time you request our Services you (a) acknowledge that you have received (or have been given electronic access to) a complete copy of the applicable documentation for the Services, and (b) agree that, except to the extent your use of a particular service is governed by a prior agreement, you have read, understand and, agree to be bound by, all provisions of terms and conditions for the applicable service, which may be changed from time to time as set forth herein or in the Service Documentation.

**Amendments**

From time to time we may amend any of the terms and conditions contained in these Terms and Conditions and the applicable Service Documentation by giving you thirty (30) calendar days prior notice. If you continue to use the Services after any changes or additions become effective, you are bound by those changes or additions. If a change or addition is required by applicable law, clearing house rules, or funds transfer system rules, or if we believe that the change or addition is necessary for the security or integrity of the systems that we use in providing any Services to you, we may give you notice of the change or addition promptly after we make it. In that case you are bound by the change or addition, unless you terminate your use of the relevant Services immediately after you receive our notice. We may change or add to the terms of any software materials by following the procedures set forth in such documents.

**Provision of Services**

The Services to be provided to you will depend upon your execution of these Terms and Conditions and any applicable Service Documentation. Your approval for use of any Services may be subject to underwriting criteria established by us from time to time. If we require application of underwriting criteria for your approval for use of the Services, we will communicate to you the nature and content of that criteria and the information you will be required to provide to us. You agree to provide to us such financial, business, and operating information as we may reasonably request in connection with our underwriting review and approval process. We are under no obligation to approve your use of the Services. The decision to approve your use of the Services is within our sole discretion. Our records will be conclusive as to the Services we approved for your use and the time and dates on which we approved your use of such Services. For the purpose of these Terms and Conditions, we will be deemed to have approved your use of any Services on the date we complete the activation of the Services for you on our system.

**Service Fees**

A fee schedule or pro forma will be provided at the time of any request for the Services. You will pay us all fees that we disclose to you for any of the Services that you use. If you use any service in addition to the Services described in the Service Documentation, you agree to pay the fees for the additional services. In addition, you agree to pay any reasonable out-of-pocket expenses we incur in performing the Services for you, including any communication, access, transmission and data processing charges. We may change our fees from time to time. If you continue to use the service after the change becomes effective, you agree to pay the new fees.

We may collect any fees or expenses by debiting your accounts with us, offsetting those amounts against any earnings credits relating to any analysis of your deposit accounts, or other applicable method.

We reserve the right to charge interest on any amounts that are not paid within thirty (30) calendar days of the due date at the commercial rate of 18% per annum (1.5% per month). We will apply all debits, credits and payments first to unpaid interest and then to fees and expenses in the order in which they were due. If you fail to pay any amount that you owe us under this agreement, we have the option of canceling or suspending the performance of any Services without prior notice.

You will be responsible for all costs incurred by us to collect any outstanding balances due to us, including reasonable attorney's fees and court costs. In the event any dispute arises involving any of our fees, you agree to promptly notify us of such dispute, but you will not withhold payment. You may not make any claims for disputed fees more than sixty (60) days after the date the fees were charged.

**Changes to Services**

We may change (or add to) the terms conditions set forth in these Terms and Conditions and the Schedules and may change any fees set forth in the fee schedules at any time upon prior written notification. If you discontinue using the affected Services before the change becomes effective, you will not be bound by the changes. If you continue to use the Services after the change becomes effective, you will be bound by the changes.

**Term and Termination**

Unless terminated sooner in accordance with the Service Documentation or we mutually agree to a shorter period of notice, all Services will continue in effect until terminated by either party upon thirty (30) days prior written notice to the other party. Any such termination may be for the entire agreement or for a particular service. In addition, we may terminate these Terms and Conditions or any Services immediately and without giving you prior written notice if (a) you violate these Terms and Conditions or any applicable Service Documentation, including any provisions governing the payment of fees and expenses, (b) any representation or warranty you make to us fails to be true and correct in any material respect, (c) we believe in good faith that there has been a material adverse change in your financial or business condition, (d) you make a general assignment for

the benefit of creditors or become a debtor in any bankruptcy or other insolvency or liquidation proceeding, (e) we determine that changes in applicable laws, regulations, clearing house rules or funds transfer system rules have made it impracticable for us to perform under the agreement generally or with respect to a particular service, (f) there has been a breach in your security procedures, or (g) continuing to provide any Services might cause us to violate applicable laws or expose us to liability. Even though the agreement may be terminated entirely or with respect to a particular service, all provisions relating to your indemnification obligations, your obligations concerning confidential information and limitations on our liability will continue to apply and will survive termination. You also continue to be liable for any obligations that you incurred prior to the termination of the agreement or any Services, those that you incur in the process of terminating these Terms and Conditions or any applicable Service Documentation, and for any outstanding transactions.

**Authorized Signers**

Your authorized signers are those individuals identified in any resolution, certificate, delegation of authority or other document that you have given us as having authority to enter into or amend these Terms and Conditions or the Service Documentation. We may act upon any oral or written instructions we receive that we believe in good faith to have been given by one of your authorized signers (including instructions sent by facsimile, e-mail or other electronic method).

**Authorized Users**

The individuals who have authority to give us instructions, access information and use Services on your behalf are those who are reflected in your delegation of authority, if you have executed one, or any other separate written resolution or other document relating to the Services that you have given us. These individuals may be referred to as "authorized representatives,' "authorized users," "authorized persons" or similar terms in these Terms and Conditions and the Service Documentation. In addition, if you use any Services that involve authorization codes, any person giving us an appropriate authorization code will be deemed to have authority to give us instructions, access information and use the Services on your behalf, even if he or she is not otherwise designated as having authority to do so. You may also authorize third-party processors and other agents to give us instructions, access information and use Services on your behalf. We may act upon any oral or written instructions we receive that we believe in good faith to have been given by an authorized person (including instructions sent by facsimile or other electronic method). We may ask you to designate a system administrator. Your designated system administrator(s) will have primary responsibility for controlling access to all secured account functions and may assign account access and transaction rights and permissions to additional system administrators and users. We are authorized to follow the instructions of your system administrator, their designees, or any other person designated as having authority to act on your behalf (or that gives us or uses an appropriate authorization code) until we receive written notice that his or her authority (or authorization code) has been terminated and we have had a reasonable time to act upon such notice. At our option, we may require written confirmation of instructions that are given orally or by facsimile.

**Security and Authorization Codes**

Some of the Services require you to implement appropriate security procedures as outlined in the terms and conditions for such Services. Company acknowledges and agrees that the security procedures constitute commercially reasonable security procedures under applicable law for providing the Services.

The security procedures are designed to verify the authenticity of instructions we receive and to control access to information and services. They are not designed to detect errors in the content or transmission of instructions or information. We may rely on the security procedures to control access to information and the Services and to determine whether any instructions we receive are authentic. You will be bound by all instructions issued in your name and accepted by us in compliance with the applicable security procedures, whether or not you or one of your authorized users actually gave us those instructions.

The security procedures may require the use of PINs, user ID numbers, passwords, test keys, algorithms or other codes, all of which are referred to as "authorization codes." You acknowledge and agree that it is your responsibility to keep all security procedures, security devices, and/or authorization codes protected and to provide or make available the same only to authorized user(s). You further agree to instruct each authorized user not to disclose or provide any security procedures or security devices to any unauthorized person.

You are completely responsible for controlling access to and maintaining the confidentiality of the security procedures and authorization codes and you must promptly report any security breach to us. You are also completely responsible for the actions of your contacts, your system administrators, any users to whom we or your contacts or system administrators have provided authorization codes, and any

other persons who have obtained access to your authorization codes.

We reserve the right to change, amend, replace, or cancel any or all security procedures, and/or to cancel or replace any security device, at any time. We may make any change in security procedures without advance notice to you if we, in our judgment and discretion, believe such change to be necessary or desirable to protect the security of our systems and assets. Your implementation and use of any changed security procedures after any change in security procedures shall constitute your agreement to the change and your agreement that the applicable security procedures, as changed, are commercially reasonable and adequate for the purposes intended.

**Right to Refuse or Delay Processing Transactions**

We may delay, refuse to process and/or impose a specific fee with respect to any item, transaction or instruction with respect to the Services which (a) does not comply with the provisions of any agreement governing the Services, (b) is not complete, correct and current, (c) is greater in frequency or number than is permitted for the relevant account or Services, (d) is for an amount that is less than the minimum amount permitted for the relevant account or Services, (e) relates to an account that has been closed or exceeds the amount of available funds in the relevant account (or would reduce the balance of the available funds in the relevant account below any required minimum balance), (f) we believe in good faith is not genuine, conflicts with another instruction or relates to funds or an account over which there is a dispute or restriction on withdrawal, (g) we suspect results from a breach in the confidentiality of a security procedure or authorization code or relates to any account or Services that we suspect are being used for, or are the target of, fraudulent or illegal activity, or (h) might cause us to violate applicable laws or otherwise expose us to liability. We may also suspend your ability to use any Services for any circumstances described in (g) or (h) above.

If we decide in our discretion to process an item, transaction or instruction that exceeds the amount of available funds in the relevant account (or would reduce the balance of the available funds in the relevant account below any required minimum balance), you agree to reimburse us on demand for (a) the full amount of any overdraft or other shortfall created by that item, transaction or instruction, (b) all overdraft fees and charges we may impose from time to time, (c) interest on the amount of the overdraft or other shortfall at the rate we may impose from time to time for the day the overdraft or other shortfall was created and for each following day until the overdraft or other shortfall has been paid, and (d) all costs and expenses (including, without limitation, attorney's fees) we incur in collecting the overdraft or other shortfall, or any fees, charges or interest relating to it, from you.

**Online Services and Software**

We provide a commercial online banking system for access to treasury and payment services (i.e., Atlantic Capital Direct). Online banking may be accessed from any secure remote computer. You are responsible for having all applicable hardware, software, and the means with which to comply with all security requirements and features.

Use of Online Services. The instructions that you can give us through our online services vary by the online services offered. The online services may require you to comply with various security procedures, including the use of authorization codes. You agree to provide us with all information we request to enable us to activate your online services. Some of the online services have specific formatting and other technical requirements that we may specify from time to time. You agree to comply with all such formatting and technical requirements when using the online services. We reserve the right to test and approve your setup for an online service or data transmission service before you begin using it. Certain of the online services may also require you to comply with additional documentation or use software that we license or sublicense to you. Your use of the online services and any related software is subject to all such additional documentation and any applicable license agreements.

Nonexclusive License. You are granted a limited nonexclusive license to use the online services and related software materials only in connection with your use of the Services and any only for your internal business purposes. You may not transfer or assign any of your rights with respect to the license, and the license will be automatically revoked if these Terms and Conditions or any applicable Service Documentation governing the online services is terminated. If your license is revoked, you must return to us immediately any software materials related to the Services. You may not (i) sublicense, sell, lease, distribute or (except with respect to your employees or agents) provide access to any of the online services or software materials to any third party, (ii) use the online services or software materials in an outsourcing or similar arrangement, (iii) use the online services or software materials in any manner that is not expressly permitted by the applicable Service Documentation, (iv) modify, decompile, reverse engineer, disassemble or create derivative works from the online services or software materials or (v) copy all or part of the online services or software materials, except as necessary for reasonable back up purposes or (vi) take any actions or

engage in any conduct that violates our rights (or those of our vendor) with respect to the online services or software materials.

Proprietary Rights. Except as otherwise set forth in these Terms and Conditions, the Service Documentation, and any terms and conditions governing our online services and related software materials, we or our vendors retain all ownership and other rights in the online services and software materials and in any related trade secrets, copyrights and other intellectual property rights. In addition, you acknowledge that the online services and software materials contain valuable, confidential, trade secret information that belongs to us or to our vendors. You will not disclose or otherwise make that information available to any person other than your employees or agents that need to use the online services or software materials in order for you to use the online services. You will instruct those employees or agents to keep the online services and software materials confidential by using the same care and discretion that you use with respect to your own confidential property and trade secrets. Your confidentiality obligations in connection with the online services and software materials will continue after termination of these Terms and Conditions, the Services Documentation, any terms and conditions governing our online services and related software materials, and your use of the services for so long as the information we have provided to you in connection with the online services remains a trade secret or is otherwise subject to the protection of applicable law.

No Guarantees or Responsibility. We make no guarantees and have no responsibility with respect to (a) the operation of any online services or software materials being uninterrupted, error free or free from program limitations, (b) defects in the online services or software materials or any information provided through them, (c) the online services, the servers that make them available or the software materials being free of viruses, disabling devices or other harmful components, (d) any information or reports that are transmitted over the Internet or sent by e-mail or other electronic method remaining confidential or being accurate, or (e) any person gaining unauthorized access to the online services, unless we failed to meet our standard of care in giving that person an authorization code. If an online service is not available or you are unable to access an online service, you agree to use another method (such as written instructions) to access your accounts or use any Services.

**Confidential Information**

Unless otherwise provided in these Terms and Conditions or any applicable Service Documentation, all user guides and computer programs provided to you in connection with the Services constitute our or our vendors' confidential information ("Confidential Information"). We or our vendors will remain the sole owner of all such Confidential Information, and you will not acquire any interest in or rights to the Confidential Information as a result of your use of any Service except as set forth in the Schedules. You will maintain the confidentiality of the Confidential Information and will not disclose (or permit your employees or agents to disclose), copy, transfer, sublicense or otherwise make any of it available to any person or entity, other than your employees who have a need to use the Confidential Information in connection with the applicable Services. You agree to notify us immediately if you know or suspect that there has been any unauthorized disclosure, possession, use or knowledge (an "Unauthorized Use") of any Confidential Information, and if you are responsible for the Unauthorized Use, you will, at your expense, promptly take all actions, including, without limitation, initiating court proceedings to recover possession or prevent further Unauthorized Use of the Confidential Information and obtain redress for any injury caused to us as a result of such Unauthorized Use. In addition, except as permitted by applicable law, you may not decompile, reverse engineer, disassemble, modify, or create derivative works of any computer program provided as part of the delivery of the Services.

**Equipment, Communications Capabilities and Software**

Several of the Services require you to have certain equipment, communications capabilities or software. You are responsible for providing and maintaining (at your cost and expense) any equipment, communications capabilities or software (other than any software we provide in connection with our Services) necessary for any of the Services that you use. It is your responsibility to insure that the equipment, communications capabilities and software you select are compatible with the Services. We will not be liable to you if any equipment, communications capabilities or software that you use are defective or are not compatible with our Services, even if you have told us what equipment, communications capabilities and software you intend to use or we have previously approved its use.

If we determine that any funds transfer or communications network, Internet service provider, or other system(s) we have selected to provide the Services are unavailable, inaccessible or otherwise unsuitable for use by us or you, we may, upon notice to you, suspend or discontinue the affected Services.

If you transmit data, information or instructions (collectively "Data") to us, or requires us to deliver Data to you, using a

leased line, or Value Added Network ("VAN") or any other third-party provider (collectively, "Third-Party Provider"). You agree that we will have no responsibility for the accuracy, completeness, security or authenticity (collectively "Integrity") of the Data sent through such Third-Party Provider, and you further agree that we may rely upon the Data delivered to us by the Third-Party Provider. We will have no obligation to independently verify the integrity of the Data before receiving or acting upon the Data transmitted to us. If you transmit Data to us using a leased line or VAN, you will maintain at your sole cost and expense a back-up means of transmission, such as Secure File Transport, for use in the event of a communications disruption.

**Liability and Indemnification**

Your Duty of Care. You agree to exercise good faith and ordinary care in performing your obligations under these Terms and Conditions and the applicable Service Documentation. In addition, you agree to promptly examine each written or electronic confirmation, report, periodic statement, notice or other document related to any Services and notify us of any error, omission or other discrepancy reflected in such confirmation, report, periodic statement, notice or document within thirty (30) days (or such shorter period of time specified in the applicable Service Documentation) after we send or make it available to you.

Fraud Detection and Prevention. From time to time we may make available to you certain products and services that are designed to detect and/or deter payment system fraud. You agree that if you fail to implement any of these products or services, (a) you will be precluded from asserting any claims against us with respect to any unauthorized, altered, counterfeit or other fraudulent transactions occurring in your accounts that the product or service was designed to detect or deter, (b) we will not be required to credit your accounts or otherwise have any liability for such transactions, and (c) you will indemnify us for any loss or expense (including, without limitation, reasonable attorneys' fees to the extent permitted by law) relating in any way to such transactions, so long as we otherwise satisfied our duty of care with respect to the other aspects of such transactions. This provision is not intended to affect our liability, if any, for unauthorized, altered, counterfeit or other fraudulent transactions occurring in your accounts other than such transactions the product or service is designed to detect or deter.

Our Duty of Care. We will perform the Services in accordance with reasonable commercial standards applicable to our business; laws, regulations and operating circulars governing our activities; applicable funds transfer system(s) and clearinghouse rules; and the applicable Service Documentation. In providing the Services for you, you agree that we are not acting as a fiduciary for you or for your benefit and that our responsibility is limited to acting in good faith and exercising ordinary care. You agree that all of our procedures for the Services are commercially reasonable and that we will be deemed to have exercised ordinary care if we substantially comply with the procedures. You also agree that clerical errors, mistakes in judgment, and occasional or unintentional deviations by us from the procedures will not be deemed to constitute a failure on our part to exercise ordinary care, provided such errors are corrected in a timely and professional manner. You also agree that we will not be deemed to have failed to exercise ordinary care with respect to any error, delay or failure to perform that is caused by (a) fire, natural disaster, strike, civil unrest, terrorism, failure of computer or communications facilities, (b) the acts or omissions of any third party (including any Federal Reserve Bank, clearing house or funds transfer system) or (c) any circumstance beyond our reasonable control or for which we do not have responsibility under these Terms and Conditions or the applicable Service Documentation.

Conditions on Our Liability. We will have no liability to you unless we fail to satisfy our duty of care as described above. If we fail to satisfy our duty of care, you agree to the maximum extent permitted by law that we will have no liability for any losses or damages resulting from that failure unless (a) you have complied with these Terms and Conditions and the applicable Service Documentation and have satisfied your duty of care as described above (including your duty to discover and report any error, omission or other discrepancy reflected in any confirmation, report, periodic statement, notice or document to us within the applicable period), (b) you take all reasonable actions to limit your losses or damage, (c) you promptly give us written proof of your losses or damages and cooperate with us in investigating the error, omission or other discrepancy and your losses or damages, and (d) you bring any claim, action or proceeding against us with respect to any error, omission or discrepancy within one (1) year after it occurred (if the error, omission or discrepancy is a repetitive one, all such errors, omissions or discrepancies will be deemed to have occurred on the date of the first such error, omission or discrepancy).

**LIMITS ON OUR LIABILITY. IF WE FAIL TO SATISFY OUR DUTY OF CARE AND YOU HAVE SATISFIED THE CONDITIONS FOR OUR LIABILITY, BOTH AS DESCRIBED ABOVE, THEN YOU AGREE TO THE MAXIMUM EXTENT PERMITTED BY LAW THAT OUR LIABILITY TO YOU WILL BE LIMITED TO YOUR MONETARY LOSSES OR DAMAGES THAT ARE A DIRECT RESULT OF SUCH FAILURE, UP TO THE LESSER OF (A) THE AMOUNT OF THE TRANSACTION TO WHICH THE ERROR, OMISSION OR OTHER**

DISCREPANCY RELATES, OR (B) THE AMOUNT OF THE FEES THAT YOU HAVE PAID US FOR THE SERVICE IN QUESTION FOR THE SIX (6) MONTHS PRECEDING THE MONTH IN WHICH THE FAILURE OCCURRED. YOU ALSO AGREE TO THE MAXIMUM EXTENT PERMITTED BY LAW THAT WE WILL NEVER BE LIABLE TO YOU FOR ANY INDIRECT, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY LOSSES OR DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, LOSS OF DATA, BUSINESS INTERRUPTION OR DELAY, TIME OR GOODWILL), WITHOUT REGARD TO THE FORM OF YOUR CLAIM OR ACTION OR WHETHER YOUR CLAIM IS IN CONTRACT, TORT OR OTHERWISE, EVEN IF WE KNEW SUCH LOSSES OR DAMAGES WERE POSSIBLE OR LIKELY. TO THE EXTENT WE ARE REQUIRED BY APPLICABLE LAW TO PAY YOU INTEREST ON ANY AMOUNT FOR WHICH WE ARE LIABLE UNDER THIS SECTION, THAT INTEREST WILL BE DETERMINED BY USING THE "FEDERAL FUNDS RATE" WE PAID AT THE CLOSE OF BUSINESS ON EACH DAY DURING THE PERIOD BEGINNING ON THE DAY SUCH FAILURE OCCURRED UNTIL WE HAVE PAID YOU THE FULL AMOUNT OF OUR LIABILITY. IF WE REIMBURSE YOU FOR ANY LOSSES OR DAMAGES, YOU AGREE TO TRANSFER ALL YOUR RIGHTS RELATING TO THE TRANSACTIONS IN QUESTION TO US AND TO ASSIST US IN ANY EFFORTS OR LEGAL ACTIONS THAT WE MAY TAKE TO RECOVER THOSE AMOUNTS FROM ANY THIRD PARTY.

WE WILL NOT BE RESPONSIBLE OR LIABLE FOR ANY ERRORS OR FAILURES RESULTING FROM DEFECTS IN OR MALFUNCTIONS OF YOUR COMPUTER HARDWARE OR SOFTWARE, FOR THE QUALITY OF PERFORMANCE OR LACK OF PERFORMANCE OF ANY COMPUTER SOFTWARE OR HARDWARE OR INTERNET DELIVERED SERVICES SUPPLIED BY US TO YOU IN CONNECTION WITH THE SERVICES, OR FOR THE TRANSMISSION OR FAILURE OF TRANSMISSION OF ANY INFORMATION FROM YOU TO US OR FROM US TO YOU. WE WILL NOT BE RESPONSIBLE FOR NOTIFYING YOU OF ANY UPGRADES OR ENHANCEMENTS TO ANY OF YOUR COMPUTER HARDWARE OR SOFTWARE

DISCLAIMER OF WARRANTIES. TO THE MAXIMUM EXTENT PERMITTED BY LAW, WE DISCLAIM ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, WITH RESPECT TO THE SERVICES, THE SOFTWARE MATERIALS, THE ONLINE SERVICES, AND ANY EQUIPMENT OR SOFTWARE THAT YOU USE IN CONNECTION WITH THE SERVICES, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT.

Your Indemnification Obligations. To the extent permitted by law and unless finally determined by a court or arbitrator having proper jurisdiction to have been caused by our negligence or intentional misconduct, you agree to defend, indemnify, protect and hold us and our officers, directors, employees, attorneys, agents and representatives harmless from and against any and all liabilities, claims, damages, losses, demands, fines (such as fines imposed by any Federal Reserve Bank, regulatory agency, clearing house or funds transfer system), judgments, disputes, costs, charges and expenses (including litigation expenses, other costs of investigation or defense and reasonable attorneys' fees) which relate in any way to the Services, these Terms and Conditions, or the applicable Service Documentation (such as those caused by: (a) your failure to comply in a significant manner with these Terms and Conditions or the applicable Service Documentation, (b) the failure of any of the representations or warranties that you make to us to be true and correct in any material respects at any time or (c) any instructions you give us). This obligation to indemnify, defend and hold harmless is limited to the extent of any specific monetary limits imposed on such an obligation pursuant to applicable law.

Your Representations and Warranties. Each time you use the Services you represent and warrant to us that (a) you are duly organized, validly existing and in good standing under the laws of your state of organization, (b) you have full power and authority to carry on your business and to enter into and perform your obligations under these Terms and Conditions and the applicable Service Documentation, (c) you have taken all actions necessary to enter into and perform your obligations under these Terms and Conditions and the applicable Service Documentation, (d) all resolutions or other authorizations you have given to us are true, accurate, complete, and current in all material respects, (e) all assumed or fictitious names that you use have been duly registered or filed with the applicable governmental authorities, (f) you have obtained all necessary consents or authorizations for you to enter into these Terms and Conditions and the applicable Service Documentation, (g) these Terms and Conditions and the applicable Service Documentation are legally binding on you, (h) each person whose name is written or printed on your delegation of authority or any other separate written authorization concerning these Terms and Conditions, the applicable Service Documentation, or any Services has complete authority to bind you in all transactions, (i) you are neither bankrupt nor insolvent nor have you made an assignment for the benefit of creditors or sought the protection of any bankruptcy, insolvency or liquidation proceeding, nor do you have the present intention to do so, (j) you have not commenced any dissolution proceedings and no governmental authority having jurisdiction over you has served a notice of its intent to suspend or revoke your operations, (k) the Services will not be used in a manner that violates any federal or state law, including any sanction or control administered by the Office of Foreign Assets Control or Bureau of Export Administration, and (l) neither these Terms and Conditions nor the applicable Service Documentation violates any law, regulation or agreement to

which you are a party. You also make the representations and warranties that are set forth in the Service Documentation for each time you use the applicable Services. You agree to immediately notify us if any representation or warranty you make to us is no longer true.

**Dispute Resolution**

ARBITRATION. YOU HEREBY AGREE THAT ANY DISPUTE OR CLAIM ARISING UNDER OR RELATING IN ANY WAY TO THESE TERMS AND CONDITIONS AND ANY APPLICABLE SERVICE DOCUMENTATION (A "CLAIM" OR "CLAIMS"), REGARDLESS OF THE NATURE OF THE CAUSE(S) OF ACTION ASSERTED (INCLUDING CLAIMS FOR INJUNCTIVE, DECLARATORY, OR EQUITABLE RELIEF), SHALL BE RESOLVED BY BINDING ARBITRATION. CLAIMS SUBJECT TO ARBITRATION INCLUDE CLAIMS THAT ARE MADE AS COUNTERCLAIMS, CROSS CLAIMS, THIRD-PARTY CLAIMS, OR INTERPLEADERS. ARBITRATION REPLACES THE RIGHT TO GO TO COURT, AND YOU THEREFORE AGREE TO WAIVE ANY RIGHT THAT YOU OR WE MIGHT OTHERWISE HAVE TO A JURY TRIAL OR THE OPPORTUNITY TO LITIGATE ANY CLAIMS IN COURT BEFORE EITHER A JUDGE OR JURY. YOU FURTHER AGREE THAT YOU WILL NOT BRING A CLASS ACTION TO LITIGATE ANY CLAIMS IN COURT BEFORE EITHER A JUDGE OR JURY; NOR WILL YOU BE ABLE TO PARTICIPATE AS A CLASS MEMBER IN A CLASS ACTION AGAINST US TO LITIGATE ANY CLAIMS IN COURT BEFORE EITHER A JUDGE OR JURY.

THE PARTY FILING A CLAIM IN ARBITRATION MUST FILE ITS CLAIM BEFORE THE AMERICAN ARBITRATION ASSOCIATION UNDER THE RULES OF SUCH ARBITRATION ADMINISTRATOR IN EFFECT AT THE TIME THE CLAIM WAS FILED. RULES AND FORMS MAY BE OBTAINED AND CLAIMS MAY BE FILED AT AMERICAN ARBITRATION ASSOCIATION, 2200 CENTURY PARKWAY, SUITE 300, ATLANTA, GA 30345-3203, WWW.ADR.ORG. ANY ARBITRATION HEARING THAT YOU ATTEND SHALL BE HELD AT A PLACE CHOSEN BY THE ARBITRATOR OR ARBITRATOR ADMINISTRATOR WITHIN THE FEDERAL DISTRICT IN WHICH YOU RESIDE AT THE TIME THE CLAIM IS FILED OR AT SOME OTHER PLACE TO WHICH YOU AND WE AGREE IN WRITING. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THIS BINDING ARBITRATION PROVISION APPLIES TO ANY AND ALL CLAIMS THAT WE MAY HAVE AGAINST YOU OR THAT YOU HAVE AGAINST US, OUR AFFILIATES, SUCCESSORS OR ASSIGNS, AND AGAINST ALL OF THEIR RESPECTIVE OFFICERS, EMPLOYEES, OR AGENTS. IT APPLIES TO ANY AND ALL ACCOUNTS AND RELATIONSHIPS YOU HAVE WITH US. IT ALSO INCLUDES ANY AND ALL CLAIMS REGARDING THE APPLICABILITY OF THIS ARBITRATION PROVISION OR THE VALIDITY OF ANY PART OF THESE TERMS AND CONDITIONS AND ANY APPLICABLE SERVICE DOCUMENTATION.

THIS ARBITRATION PROVISION SHALL SURVIVE: (I) TERMINATION OR CHANGES IN THESE TERMS AND CONDITIONS AND ANY APPLICABLE SERVICE DOCUMENTATION; (II) TERMINATION OR CHANGES TO THE RELATIONSHIP BETWEEN YOU AND US CONCERNING THESE TERMS AND CONDITIONS AND ANY APPLICABLE SERVICE DOCUMENTATION; AND (III) THE BANKRUPTCY OF ANY PARTY OR ANY SIMILAR PROCEEDING INITIATED BY YOU OR ON YOUR BEHALF. IF ANY PORTION OF THIS ARBITRATION PROVISION IS DEEMED INVALID OR UNENFORCEABLE, THE REMAINING PORTIONS SHALL NEVERTHELESS REMAIN IN FORCE. THIS PROVISION IS GOVERNED BY THE LAWS OF THE STATE OF GEORGIA

**Miscellaneous**

Notices. We may send any informational notices required under these Terms and Conditions and any applicable Service Documentation to you by mail, personal delivery, fax or other electronic notification. Any notices modifying these Terms and Conditions and any applicable Service Documentation will be in writing and sent to an authorized signer as reflected in our records. We may use the most recent address (including e-mail or other electronic addresses) for you shown in our records. Any notice we send you will be effective when sent or when we otherwise make the notice available to you through an online service. You must send any notices to us in writing at the following address:

Atlantic Capital Bank, N.A.
Attention: Treasury Services Support
P.O. Box 550889
Atlanta, GA 30355

Any notice from you will be effective when actually received by us.

Severability. Any provision of these Terms and Conditions and any applicable Service Documentation that is deemed invalid or unenforceable in any jurisdiction will, as to such jurisdiction and to the extent of such invalidity or unenforceability, be deemed replaced with a valid and enforceable provision as similar as possible to the one replaced and all of the remaining provisions of the agreement will remain in full force and effect.

Binding Agreement/Benefit. These Terms and Conditions and the Service Documentation bind and benefit you and us and our respective legal representatives, successors and assigns. These Terms and Conditions and the Service Documentation are not for the benefit of any third-party, and

no third-party has any right against either you or us under such agreements.

Confidentiality of the Terms and Conditions. You acknowledge that these Terms and Conditions and the Service Documentation contain valuable, confidential, trade secret information that belongs to us. You will not disclose or otherwise make that information available to any person other than your employees or agents that need it in order for you to use the Services and, as to agents, have agreed in writing to comply with the restrictions on use of these Terms and Conditions and the Service Documentation. You will instruct those employees or agents to keep these Terms and Conditions and the Service Documentation confidential by using the same care and discretion that you use with respect to your own confidential property and trade secrets. Your obligations of confidentiality regarding these Terms and Conditions and the Service Documentation will continue after termination of the agreement and your use of the Services for so long as that information remains a trade secret or is otherwise protected under applicable law.

Entire Agreement. These Terms and Conditions and any applicable Service Documentation constitute the complete and exclusive statement of the agreement between you and us with respect to the Services. These Terms and Conditions and the Service Documentation completely replace any other similar agreements between us with respect to the Services, except that any instructions you have given us under any such past agreements continue to be effective until replaced or deleted in accordance with these Terms and Conditions and the Service Documentation.

Headings and Certain References. The headings used in these Terms and Conditions are for reference purposes only and should not be considered when interpreting the agreement. Whenever the term "including" is used in the agreement, it means "including, without limitation." Whenever the term "days" is used in the agreement, it is a reference to calendar days unless the reference specifies it is business days or banking days. Unless otherwise provided in these Terms and Conditions or the Service Documentation, the term "business day" means any day except Saturday, Sunday, and any legal holiday (as determined by the standard Federal Reserve holiday schedule) and the term "banking day" means any business day on which Bank is open for substantially all its banking activities prior to the cutoff time determined in accordance with Bank's applicable funds availability policy.

Assignment. You may not assign these Terms and Conditions, the Service Documentation, or any of your rights or duties under the agreements to any third-party without our prior written consent. We may assign these Terms and Conditions and the Service Documentation to any of our affiliates or successors or to any other person or entity in connection with a sale of assets without obtaining your consent. In addition, we may delegate our duties under the agreements to third-party vendors without giving you notice of, or obtaining your consent to, such delegation.

Applicable Law and Jurisdiction. These Terms and Conditions and the Service Documentation are governed by and should be interpreted in accordance with the applicable federal laws and the laws of the State of Georgia. In the event the arbitration provision set forth in these Terms and Conditions or any applicable Service Documentation is deemed unenforceable, you consent to exclusive jurisdiction and venue in any federal or state court located in Fulton County, Georgia for any disputes arising out of these Terms and Conditions and the Service Documentation or otherwise related to the Services..

Attorneys Fees. The prevailing party in any proceeding arising out of or relating to these Terms and Conditions and any Service Documentation is entitled to recover its reasonable attorney's fees and costs, in addition to any other remedy it maybe entitled to under applicable law.

Telephonic Communications. You consent to the recording of telephone conversations of your personnel in connection with these Terms and Conditions and any applicable Service Documentation and assume responsibility for obtaining the consent of, and giving notice to, such personnel. The decision to record any telephone conversation is solely at our discretion and we will not have any liability for failing to do so in any particular circumstance.

Remedies. The rights, powers, remedies and privileges provided to you in these Terms and Conditions and any applicable Service Documentation are your sole and exclusive rights, powers, remedies and privileges with respect to the Services and any failure by us to perform the Services in accordance with the terms of these Terms and Conditions and any applicable Service Documentation. The rights, powers, remedies and privileges provided to us in these Terms and Conditions and any applicable Service Documentation are in addition to any rights, powers, remedies and privileges with respect to the services or any failure by you to comply with these Terms and Conditions and any applicable Service Documentation that we may have under applicable law or otherwise, and we may exercise any or all of those rights, powers, remedies and privileges in any order.

No Waiver of Rights. A failure or delay by either party in exercising any right, power or privilege in respect of these

Terms and Conditions and any applicable Service Documentation will not be presumed to operate as a waiver of that or any other right, power or privilege, and a single or partial exercise by us of any right, power or privilege will not be presumed to preclude any subsequent or further exercise by us of that or any other right, power or privilege.

No Strict Construction. In the event an ambiguity or question of intent or interpretation of these Terms and Conditions and any applicable Service Documentation arises, these Terms and Conditions and the applicable Service Documentation should be construed as if you and we both drafted the agreement, and no presumption or burden of proof favoring or disfavoring any party by virtue of the authorship of any provisions of the agreement will apply.

Financial Accommodation. You acknowledge that these Terms and Conditions and any applicable Service Documentation constitute an agreement to provide a "financial accommodation" as that term is defined in the federal bankruptcy laws and, as a result, neither you nor any bankruptcy trustee (including you when acting as a debtor-in-possession) have the ability to assume or reject the agreement as an executory contract.

Financial Statements. You agree to provide us with financial statements and other financial information that we may reasonably request from time to time.

Our Records. You agree that our records regarding the features and accounts you have asked us to include in our implementation of your setup for any Services (including the implementation/setup forms for the particular service) will be deemed correct and will control in the event of any dispute regarding your setup for the Service.

**Company:** TERNIO LLC

Signed: Ian Kane
Ian Kane (Dec 2, 2020 18:04 EST)

Printed Name: Ian Kane

Title: COO

Date: 12/2/20

**Atlantic Capital Bank, N.A.**

Signed: Donyale Getz

Printed Name: Donyale L Getz

Title: SVP

Date: 12/2/2020

Atlantic Capital

## Treasury Services

### Commercial Online Banking Administrators

Schedule A

You hereby authorize the following individuals to be system administrators with primary responsibility for controlling access to all secured account functions, including ACH entries, wire transfers, positive pay, online bill payment items, stop payments, internal transfers, and remote deposits. System administrators may assign account access and transaction rights and permissions to additional system administrators and users. We are authorized to follow the instructions of your system administrator, their designees, or any other person designated as having authority to act on your behalf (or that gives us or uses an appropriate authorization code) until we receive written notice that his or her authority (or authorization code) has been terminated and we have had a reasonable time to act upon that notice. We are not responsible for matching the names of your system administrators or their designees to names or titles listed in your banking resolutions.

**User Names and/or Corporate Officer Titles:**

DANIEL GOULDMAN ______ IAN KANE ______ ______ ______

______ ______ ______ ______

**Company:** TERNIO LLC

*Ian Kane*
Ian Kane (Dec 2, 2020 18:04 EST)

**Signed:** ______

**Printed Name:** Ian Kane

**Title:** COO

**Date:** 12/2/20

Atlantic Capital

# Automated Clearing House (ACH) Services

## Schedule B

We provide ACH services to clients via Atlantic Capital Direct and FTP delivery of NACHA formatted files. You will have the ability to authorize users to perform functions related to the creation and submission of ACH entries. You agree to comply with the National Automated Clearing House Association (NACHA) operating rules (the "Rules"), and further agree to process ACH entries under dual control protocol insofar as it is a commercially reasonable method of providing security against unauthorized ACH files. You authorize us to originate ACH entries as the originator to the receiver's accounts. You agree not to originate entries in violation of the laws of the United States. We will not process and you agree not to send to us any "pay day" lending files, files related to virtual currency companies, or files related to money service businesses. All ACH files must be received by the stated cut-off time for proper processing and delivery to recipient by the file effective date. You agree to submit ACH control totals, total debit and credit entries in addition to the item count, via email, fax or phone to our operations team after each ACH file is submitted.

We agree not to transmit any debit or credit entries to a receiver's account that exceeds preset maximum daily limits established below without approval from you and agreement by us.

All debit and credit limits referenced below will be reviewed annually and adjusted by us in our sole discretion based upon our assessment of activity and risk levels.

☐ **Effective Date Settlement ACH Processing Clients**

ACH files received within the limits listed below have been approved by us. ACH files will be processed and settled to your account according to the effective date within the file.

☑ **Submission Date Settlement (Prefunding) ACH Processing Clients**

If the box above is checked, your ACH credit files will be subject to the available balance in the account and be debited on the date of ACH file submission. Any limits listed below will be used as guidance limits set by us to help avoid processing errors. If the ACH file exceeds the available funds in the account, the file will not be processed.

**Per this Schedule:**

**Total ACH Debit Limit** is 200,000 per day.

**Total ACH Credit Limit** is $200,000 per day.

**Approved Standard Entry Class Codes:**

☑ PPD ☐ WEB ☑ CTX ☐ RCK
☑ CCD ☐ TEL ☐ ARC

To ensure proper ACH processing to the Federal Reserve Bank, you agree to the following terms and conditions:

**Originating Credit and Debit Entries**

1. **All CREDIT Entries** must be received from you by our established deadline at least two (2) business days prior to the date you request the entries to settle (the "Effective Date"). Credit entries meeting this deadline will then be debited from your account on the Effective Date of the entries, with the exception of prefunded clients.

2. **All DEBIT Entries** must be received from you by our established deadline at least one (1) business day prior to the Effective Date of the debit entries. Debit entries meeting this deadline will then be credited to your account on the Effective Date of the debit entries.

**3.** All times listed on this schedule are Eastern Standard Time or Eastern Daylight Savings Time, whichever is in effect.

**4.** According to the Rules, reversals must take place within five (5) days after the effective entry date of the subject entries. Reversals older than five (5) days after the effective date are not allowed. The recipient of the entry must be notified prior to the submission of the reversal.

**5.** We may restrict any type of ACH transaction that may be originated and have the right to terminate or suspend this agreement for breach of the Rules. We also reserve the right to audit your compliance with this Schedule B and the Rules.

**6.** The Rules contain special requirements and impose additional obligations on us when we act as ODFI with respect to certain Entry types. As a result, we must obtain additional agreements and representations from you with respect to those Entry types. Those additional agreement and representations are set forth for each Entry type below. If you send any of the Entry types below, you automatically make the additional agreements and representations that are set forth for that Entry type below. All capitalized terms below shall have the meaning set forth in the Rules.

(a) Accounts Receivable (ARC) Entries.

(i) Notification. You will provide notice(s) prior to receiving the source document (i.e. check or sharedraft) in accordance with the Rules.

(ii) Eligibility Requirements. You will initiate an ARC Entry only if the source document meets the definition of an Eligible Source Document in accordance with the Rules.

(iii) Entry Information. You will ensure that the amount of the Entry, the routing number, the account number and check serial number are in accordance with the source document. A reading device must be used to capture the routing number, account number and check serial number from the MICR line of the source document.

(iv) Eligible Source Document. You will retain a reproducible front copy of the source document for two (2) years from the Settlement Date of the ARC Entry. You will provide us with a copy of the item within two (2) business days upon request. You will ensure that the source document to which the ARC Entry relates is not presented for payment. You will employ commercially reasonable methods to securely store the source document and banking information related to the ARC Entry until destruction.

(b) Telephone-Initiated (TEL) Entries.

(i) Authorization. You will obtain authorization for TEL Entries in accordance with the Rules and U.S. law. You will retain the original or a copy of the written notice, or the original or a duplicate audio recording of the oral authorization for a period of two (2) years from (i) the settlement date of a single Entry, or (ii) from the termination or revocation of the authorization for a recurring Entry or a single Entry scheduled in advance. You will provide us an original or copy of the Receiver's Authorization for TEL Entries within two (2) business days upon request.

(ii) Routing Number Verification. You will employ a commercially reasonable procedure to verify routing numbers.

(iii) Receiver Identification. You will employ a commercially reasonable procedure to verify the identity of the Receiver.

(c) Mobile and Internet-Initiated (WEB) Entries.

(i) Authorization. You will obtain Authorization for WEB Entries in accordance with the Rules and U.S. law. You will retain a record of the Authorization for a period of two (2) years from (i) the Settlement Date of a single WEB Entry, and (ii) the termination or revocation of the Authorization of a recurring WEB Entry or a single WEB Entry

scheduled in advance. You will provide us an original or copy of the Receiver's Authorization for WEB Entries within two (2) business days upon request.

(ii) Receiver Identification. You will employ commercially reasonable methods of authentication to verify the identity of the Receiver.

(iii) Routing Number Verification. You will employ a commercially reasonable procedure to verify routing numbers.

(iv) Fraudulent Transaction Detection System. You will employ a commercially reasonable fraudulent transaction detection system.

(v) Secure Transmissions. Banking information related to an Entry that is Transmitted via a Secured or an Unsecured Electronic Network must, at all times from the point of data entry and through the Transmission of such banking information, be either Encrypted or Transmitted via a secure session, in either case using a commercially reasonable technology that provides a level of security that, at a minimum, is equivalent to 128-bit RC4 encryption technology. Banking information includes any Entry, routing number, account number, PIN or other identification symbol.

(vi) Website Security Audit. You will conduct an annual audit to ensure that the financial information it obtains from Receivers is protected by security practices and procedures that include, at a minimum, adequate levels of (i) physical security to protect against theft, tampering or damage; (ii) personnel and access controls to protect against unauthorized access and use; and (iii) network security to ensure secure capture, storage and distribution.

(d) <u>Prearranged Payment and Deposit Entry (PPD)</u>.

Assumption of ODFI Warranties. You warrant to us that you make the warranties and assume our liabilities under the PPD Rules, including that you:

(i) Will obtain Authorization for PPD Entries in accordance with the Rules and U.S. law and will retain a record of the authorization for a period of two (2) years from the termination or revocation of the Authorization. You will, upon request within two (2) business days, provide us an original or copy of the Receiver's Authorization for PPD Entries.

(ii) Will provide written notification to the Receiver ten (10) calendar days in advance if the amount of the Entry varies from the previous one, unless the Authorization indicates variable amounts.

(iii) Will provide written notification to the Receiver seven (7) calendar days in advance of the new debit date if the date of the debit changes.

You understand and agree that sending pre-notifications is a best practice and you assume the risk of any loss that results from any failure to send pre-notifications. Additionally, you agree to indemnify us and hold us harmless for any loss that results from any failure to send pre-notifications.

(e) <u>Corporate Payment Applications (CTX) (CCD+) (CCD)</u>.

Uniform Commercial Code Article 4A (UCC-4A) Disclosure. In regards to the origination of "wholesale credit" Entries, (defined as corporate ACH credit transfers containing Standard Entry Class Codes "CCD" and "CTX"), the following disclosure is provided:

(i) The Entry may be transmitted through the ACH;

Atlantic Capital

(ii) The rights and obligations of the Originator concerning the Entry will be governed by and construed in accordance with the laws of the State of Georgia;

(iii) Credit given by the RDFI to the Receiver for the Entry is provisional until the RDFI has received final settlement through a Federal Reserve Bank or otherwise has received payment as provided for in Section 4A-403(a) of the UCC Article 4A; and

(iv) If the RDFI does not receive such payment for the Entry, the RDFI is entitled to a refund from the Receiver in the amount of the credit to the Receiver's account, and the Originator will not be considered to have paid the amount of the credit Entry to the Receiver.

You understand and agree that sending pre-notifications is a best practice and you assume the risk of any loss that results from any failure to send pre-notifications. Additionally, you agree to indemnify us and hold us harmless for any loss that results from any failure to send pre-notifications.

**7.** You are required to establish, implement and, when appropriate, update security policies and procedures as well as systems related to initiation, processing, and storage of entries. The policies, procedures, and systems must (1) protect the confidentiality and integrity of your ACH information, (2) protect against anticipated threats or hazards to the security or integrity of your ACH information, and (3) protect against unauthorized use of your ACH information.

**8.** Upon reasonable notice by us, you agree to permit us to audit, inspect, and review your policies and processes for purposes of ensuring your compliance with this agreement and the Rules. We have the right to periodically audit any entries initiated by you and any associated documentation to ensure compliance with the Rules, U.S. law, and our policies. In the event WEB or TEL SEC codes are originated, you agree to conduct an annual audit to determine compliance with the Rules in accordance with this Agreement and the requirements of Appendix Eight of the Rules.

| | |
|---|---|
| **Company:** Ternio LLC | **Atlantic Capital Bank, N.A.** |
| Signed: Ian Kane | Signed: Donyale Getz |
| Printed Name: Ian Kane | Printed Name: Donyale L Getz |
| Title: COO | Title: SVP |
| Date: 12/2/20 | Date: 12/2/2020 |

Atlantic Capital

# WIRE TRANSFER SERVICES
Schedule C

This Schedule C describes the terms and conditions under which we will provide you with certain wire services (the "Wire Services"). You agree to be bound by the terms, conditions and procedures in this Schedule C upon use of any Wire Services described herein. For the purposes of this Schedule C, any capitalized terms shall have the same meaning as set forth in the Treasury Services General Terms and Conditions unless otherwise defined herein. We may change these terms, conditions and procedures by giving you thirty (30) days prior written notice. You will be deemed to have accepted any changes by using the Wire Services after the effective date in any change notice.

## Wire Transfers

Wire transfers are initiated from our online cash management portal. You may request that we transfer funds from or to your account(s) via wire transfer. We may transfer funds using any commercially reasonable funds transfer system, and the transfer may be made in whole or in part through the automated payments network operated by the Federal Reserve System (i.e., Fedwire) or the Society for Worldwide Interbank Financial Telecommunication (S.W.I.F.T.). Wire transfers may be originated domestically or internationally. All such requests (each a "Payment Order") will be communicated in writing or electronically by an authorized user. All wire instructions requests must be submitted by the deadline set forth herein for same day delivery to the named beneficiary. Any wire instructions submitted by facsimile or email, must be completed and signed by an authorized user. Signature validation will be performed and subject to telephone verification if we deem it necessary. You authorize us to record any telephonic verification of any Payment Orders received by us.

## Confirmations and Duty to Report Errors

Records of all transfers will appear on your regular account statement and my provided by additional means. It is your obligation to examine your account statements and other records for any discrepancy concerning any Payment Order and to notify us of any unauthorized Payment Order, any payment to a beneficiary you did not intend to receive the payment, any payment in an amount greater than the amount you intended, and any Payment Order which duplicates a Payment Order previously sent by you. If you fail to notify us of any such discrepancy within fourteen (14) days after you receive your statement or other sufficient information to detect such discrepancy, we will not be liable for any losses that could have been avoided had you given us timely notice and you agree to indemnify and hold us harmless from any and all such losses.

**Processing Wire Transfers**

Payment Orders may be transmitted to us during any banking day, as that term is defined in the Treasury Services General Terms and Conditions. You will not issue a Payment Order that instructs us to execute the order on a banking day that is later than the banking day on which we receive the order. We may execute any payment order on the banking day of its receipt even though it may specify a later execution date, unless we elect in our sole discretion to follow alternate instructions.

Payment Orders must be received by us before 4:30 pm EST and in time to complete the required security procedures. Payment Orders received after this time will be treated as being received on, and may be executed on, the following banking day. Times may vary at our discretion.

We will process Payment Orders based solely upon information received from you. In any case where we are the beneficiary, we may simply debit and credit the appropriate accounts as requested in the authorized Payment Order. Whenever we execute a wire transfer or internal transfer, you agree to pay us with available funds on deposit for the amount of the wire plus the then current wire transfer fees set forth in our applicable fee schedule, as may be amended from time to time. If you fail to pay in accordance with this Schedule C, we will be entitled to request cancellation of the transfer, or to undertake any other legal means to collect the amount of the transfer if unable to cancel.

**Errors and Rejections**

For each Payment Order, you will provide us with the required identifying information. If a Payment Order indicates an intermediary bank or a beneficiary's bank inconsistently by name and identifying number, execution of the order might be based solely upon the number, even if the number identifies a bank different from the named bank or a person who is not a bank. If a Payment Order describes a beneficiary inconsistently by name and account number, payment might be made by the beneficiary's bank based solely upon the account number, even if the account number identifies a person different from the named beneficiary. Your obligations shall not be excused in these circumstances and we will not be liable to you for any damages incurred as a result of such discrepancies.

We may decline to execute a Payment Order for any reason, including any Payment Order or incoming wire transfer which does not conform to the limitations, security procedures, and/or other requirements set forth in this Schedule C. Also, we will comply with regulations issued by OFAC. If any Payment Order is to an entity listed on OFAC's list of Specially Designated Nationals and Blocked Persons, by law we will not complete the transfer and will "block" the funds until such time OFAC issues a written release. We will notify you of our rejection of the transfer request by telephone, electronic message, or U.S. mail.

Our rejection of a Payment Order is effective when given if you are notified of rejection by the same means the Payment Order was provided or by any other means reasonable under the circumstances. If a Payment Order creates a book overdraft in an account, you agree to pay us on demand an amount equal to the overdraft together with our normal charges for overdrafts and costs of collection, including reasonable attorney's fees. If more than one Payment Order is made at or about the same time, and available funds on deposit in the account do not cover all of the Payment Orders, We may, at our option, execute as many Payment Orders as possible within the dollar limits of the available funds in any order we determine.

We will have no liability to you as a result of our rejection of any Payment Order or internal transfer if it fails to comply with the terms of this Schedule C or other applicable rules, regulations, or laws.

**Bank Liability**

We will be responsible only for performing the funds transfer services provided in this Schedule C and will be liable only for gross negligence or willful misconduct in performing these services. We will not be liable for acts or omissions by your or any other person, including any funds transfer system, any Federal Reserve Bank, any beneficiary bank, and any beneficiary, none of which shall be deemed our agent.

**Security Measures and Procedures for Payment Orders**

You acknowledge and agree that the following security procedures are commercially reasonable methods of providing security against unauthorized Payment Orders:

**a)** Individuals authorized to originate wire transfers, as designated by a system administrator via our online cash management portal, may be contacted via phone for one or all transfers submitted in a given

day to validate authenticity. If questions regarding the wire transfers are not answered to our satisfaction, we will contact an authorized signer of the debiting account.

**b)** If you originate wire transfers via fax or email, you will be contacted using a phone number on file and asked information regarding the transactions. If questions regarding the wire transfers are not answered to our satisfaction, we will not process the transactions.

**c)** If we attempt to verify authorization and for any reason are not satisfied that the Payment Order was issued by an individual authorized to originate such Payment Order, we may refuse to execute the Payment Order. In so refusing, we will not incur any liability to any party to the Payment Order whatsoever.

**d)** You will prevent any disclosure, except on a "need to know" basis, of any aspects of any security procedures governing your Payment Orders. You will notify us immediately if the confidentiality of any security procedures has been compromised

You acknowledge and agree that Payment Orders received by us are effective, whether or not authorized, if we accepted the Payment Order in compliance with the above security procedures. If you transmitted or authorized a Payment Order, the Payment Order shall be effective whether or not the transaction required any of the additional security measures outlined above. You will maintain records of each Payment Order for six (6) months following the requested transfer date and agree to provide such records to us upon request to allow reconstruction or reconciliation.

**Cancellation and Changes by Company**

You will have no right to cancel or amend any transfer request after received by the us; however, we may use reasonable efforts to act on a cancellation or change request as long as it is received from an authorized signer in accordance with the security procedures set forth in this Schedule C. We will have no liability if the cancellation or change is not fulfilled.

**International Funds Transfers**

You agree to direct all requests for international funds transfers to us in writing or via our online cash management portal. Each such transaction will be executed in U.S. dollars or, if required, in non-U.S. dollars at the exchange rate determined by us at the time of the request. We will request that any intermediary institution(s) honor the stated value date, but we have no responsibility for the actual value date applied for crediting funds to the payee. In the event payment of a transfer cannot be made for any reason, we will refund to you the proceeds, net of charges and expenses incurred by or on our behalf, in U.S. dollars.

If the original transfer was affected in non-U.S. dollars, we will set the exchange rate, at our sole discretion, upon receipt of the non-U.S. dollars. For transfers payable in actual U.S. dollars or foreign currency, we do not guarantee that its correspondents or agents can or will make payment in U.S. dollars or foreign currency. You are solely responsible for determining if any conversion of a U.S. dollar denominated Payment Order is consistent with your obligations to the beneficiary. Other banks involved in the international transfer may charge a fee in connection with international transfers. You are solely responsible for all such fees. International funds transfers may be subject to the laws and regulations of foreign governments, taxing or postal authority, or their agents in the country where funds are to be transferred. You will comply with all such rules and regulations.

You acknowledge and agree that all foreign exchange contracts are final once submitted. We will make reasonable efforts in our sole and complete discretion to cancel or amend the terms of a contract upon your request.

**Authorization**

You represent and warrant that the accounts listed below are owned entirely by you and are hereby authorized to be charged as instructed by you for wire transfers and related fees:

Atlantic Capital

Portfolio: 12716

**Account Numbers:**

All Accounts in Portfolio

1600125411X

Company: Ternio LLC

Signed: *Ian Kane*
Ian Kane (Dec 2, 2020 16:04 EST)

Printed Name: Ian Kane

Title: COO

Date: 12/2/20

Atlantic Capital Bank, N.A.

Signed: *Donyale Getz*

Printed Name: Donyale L Getz

Title: SVP

Date: 12/2/2020

*Donyale Getz*

Atlantic Capital

# Remote Deposit Capture

## Schedule D

You have asked to initiate deposits to your accounts by means of our remote deposit capture services ("RDC Services") accessed using the Atlantic Capital Direct cash management system. This Schedule D sets forth Company and Bank's respective rights, responsibilities and obligations with respect to your use of our RDC Services. Capitalized terms used in this Service Agreement D are as defined in the Treasury Services General Terms and Conditions unless otherwise defined herein.

**Use of Services**

Our RDC Services permit you to use imaging equipment and software to scan paper checks and electronically transmit the resulting image and data to us for deposit to your accounts for a pre-determined fee. The nature and availability of the RDC Services may change from time to time as determined in our sole discretion. The RDC Services shall include only those RDC Services expressly set forth in this Schedule D as may be modified by us from time to time without prior notice to you. You may use the RDC Services only for your own internal business purposes. You agree to comply with such rules, requirements, and procedures as we may establish from time to time in connection with the use of the RDC Services. In addition, you agrees to comply with all applicable laws, rules, and regulations relating to the RDC Services, including (a) the Automated Clearing House Rules and Regulations, and (b) Check 21.

Transmitted images will be processed by us on the day of transmittal if the file is received by the stated cut-off time. Images received for deposit by 6:00 p.m. Eastern Standard Time ("EST") will be treated as same day deposits. Images received for deposit after 6:00 p.m. EST will be treated as next banking day deposits.

**Check Imaging**

You will use an approved image device to scan paper checks to create an Image Cash Letter ("ICL") file to send to us. You will configure the equipment and software according to the requirements set forth by us. You are responsible for providing your own Internet service to connect to our RDC Services system. Images captured will be transmitted to us, processed by us and then sent to the Federal Reserve Bank, enabling you to clear your daily check deposits electronically as images instead of physically transporting the checks to a local depository.

When necessary, we will prepare Substitute Checks/ Image Replacement Documents [as those terms are defined in the Check Clearing for the 21st Century Act, also known as Check 21, and implemented through Reg. CC ("Check 21")] to facilitate the deposit and collection of your items. Once the paper checks are scanned and presented as images for deposit, you agree to safeguard the original paper checks to prevent any attempt to negotiate the checks a second time through the same or alternative deposit channels. You further agree to destroy any original paper checks no sooner than fourteen (14) business days and not greater than forty-five (45) business days after the original deposit date.

**ACH Check Conversion (ARC or BOC)**

You will use an approved image device to scan paper checks to create an ACH formatted file for transmittal to us. You agree to purchase and configure the equipment and software according to our requirements. You will be responsible for providing your own Internet service to access our RDC Services system. Checks converted to ACH (NACHA Format) will be transmitted to us, processed by us and then sent to the Federal Reserve Bank and/or an ACH clearing network, enabling you to clear your daily check deposits electronically as ACH debit items obviating the need to physically deliver checks to a local depository. In instances where check conversion via ACH is used, then you will execute Schedule B for ACH services. All transactions processed as check conversion ACH debit items shall comply with the terms and provisions of Schedule B, the NACHA Rules, and all applicable laws and regulations.

**Eligible Checks**

You agree that all items deposited are (a) drawn on a bank within the United States of America, excluding its territories, and (b) are properly payable in accordance with applicable law, including Articles 3 and 4 of the Uniform Commercial Code. In addition, items must not be drawn on your accounts or on the accounts of any of your affiliates. The RDC Services will not be available for any of the following: (a) checks or images that are not completely legible or do not meet applicable image quality standards; (b) checks or items containing ambiguities; (c) non-cash items or items payable in a medium other than United

States dollars; (d) checks you are not legally entitled to negotiate; or (e) items drawn on institutions other than United States financial institutions. You agree that we may at any time, in our sole discretion, refuse to accept deposits of checks submitted by you using the RDC Services. You will not present or attempt to present for deposit, and will not allow any others to present or attempt to present for deposit, either directly or indirectly, any item that has already been presented for deposit by any means (whether using the RDC Services, at any Bank branch, or otherwise) or in any form (whether as an original check, substitute check, image, or otherwise).

**Scanning and Transmission**

You will be responsible for scanning original checks and transmitting the resulting images to us using the equipment and software described below. You agree to review and validate the accuracy of the check data captured and electronically transmitted to us, including the amount of the check and the legibility of the check image. You agree to transmit only images that meet the minimum image quality standards established from time to time by us, the Federal Reserve Board, and the American National Standards Institute. Checks are considered received by us when our RDC System expressly indicates that the checks were in fact received. Any acknowledgment of receipt or delivery by us does not constitute an acknowledgment that a check or its transmissions are free of errors.

**United States Laws and Regulations.**

You understand and agree that this Schedule D will be governed by the laws of the State of Georgia. You will comply in all material respects with Check 21. Further, you agree and acknowledge that you will not generate transactions that violate the laws or regulations of the United States, including sanction laws administered by the Office of Foreign Assets Control ("OFAC"). It will be your responsibility to obtain information regarding such OFAC enforced sanctions. Furthermore, you are required to adhere to all Regulation CC disclosures that are defined by the Terms and Conditions of Your Account (i.e., your signature card).

**Binding Arbitration Agreement**

YOU HEREBY AGREE THAT ANY DISPUTE OR CLAIM ARISING UNDER OR RELATING IN ANY WAY TO THIS AGREEMENT (A "CLAIM"), REGARDLESS OF THE NATURE OF THE CAUSE(S) OF ACTION ASSERTED (INCLUDING CLAIMS FOR INJUNCTIVE, DECLARATORY, OR EQUITABLE RELIEF), SHALL BE RESOLVED BY BINDING ARBITRATION. CLAIMS SUBJECT TO ARBITRATION INCLUDE CLAIMS THAT ARE MADE AS COUNTERCLAIMS, CROSS CLAIMS, THIRD-PARTY CLAIMS, OR INTERPLEADERS. ARBITRATION REPLACES THE RIGHT TO GO TO COURT, AND YOU THEREFORE AGREE TO WAIVE ANY RIGHT THAT YOU OR WE MIGHT OTHERWISE HAVE TO A JURY TRIAL OR THE OPPORTUNITY TO LITIGATE ANY CLAIMS IN COURT BEFORE EITHER A JUDGE OR JURY. YOU FURTHER AGREE THAT YOU WILL NOT BRING A CLASS ACTION TO LITIGATE ANY CLAIMS IN COURT BEFORE EITHER A JUDGE OR JURY, NOR WILL YOU BE ABLE TO PARTICIPATE AS A CLASS MEMBER IN A CLASS ACTION AGAINST US TO LITIGATE ANY CLAIMS IN COURT BEFORE EITHER A JUDGE OR JURY.

THE PARTY FILING A CLAIM IN ARBITRATION MUST FILE ITS CLAIM BEFORE THE AMERICAN ARBITRATION ASSOCIATION UNDER THE RULES OF SUCH ARBITRATION ADMINISTRATOR IN EFFECT AT THE TIME THE CLAIM WAS FILED. RULES AND FORMS MAY BE OBTAINED AND CLAIMS MADE MAY BE FILED AT AMERICAN ARBITRATION ASSOCIATION, 2200 CENTURY PARKWAY, SUITE 300, ATLANTA GA 30345-3203, ADR.ORG. ANY ARBITRATION HEARING THAT YOU ATTEND SHALL BE HELD AT A PLACE CHOSEN BY THE ARBITRATOR OR ARBITRATOR ADMINISTRATOR WITHIN THE FEDERAL DISTRICT IN WHICH YOU RESIDE AT THE TIME THE CLAIM IS FILED OR AT SOME OTHER PLACE TO WHICH YOU AND WE AGREE IN WRITING. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. THIS BINDING ARBITRATION PROVISION APPLIES TO ANY AND ALL CLAIMS THAT WE MAY HAVE AGAINST YOU OR THAT YOU HAVE AGAINST US, OUR AFFILIATES, SUCCESSORS OR ASSIGNS, AND AGAINST ALL OF THEIR RESPECTIVE OFFICERS, EMPLOYEES, OR AGENTS. IT APPLIES TO ANY AND ALL ACCOUNTS AND RELATIONSHIPS YOU HAVE WITH BANK. IT ALSO INCLUDES ANY AND ALL CLAIMS REGARDING THE APPLICABILITY OF THIS ARBITRATION CLAUSE OR THE VALIDITY OF ANY PART OF THIS SCHEDULE D.

THIS ARBITRATION PROVISION SHALL SURVIVE: (I) TERMINATION OR CHANGES IN THIS SCHEDULE D AND (II) THE BANKRUPTCY OF ANY PARTY OR ANY SIMILAR PROCEEDING INITIATED BY YOU OR ON YOUR BEHALF. IF ANY PORTION OF THIS ARBITRATION PROVISION IS DEEMED INVALID OR UNENFORCEABLE, THE REMAINING PORTIONS SHALL NEVERTHELESS REMAIN IN FORCE. THIS PROVISION IS GOVERNED BY THE APPLICABLE LAWS OF THE UNITED STATES AND THE STATE OF GEORGIA.

**Hardware and Software**

You will purchase or lease from us the approved image scanner and related equipment (hardware and software) necessary to use the RDC Services. You may also use your own equipment provided we approve it. **WE MAKE NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE EQUIPMENT.** Manufacturer's warranties may accompany the equipment and, if the equipment fails while under these warranties, you will contact the equipment manufacturer directly. We are not responsible for any errors or failures relating to any malfunction of the equipment or for any computer virus or related problems that may be associated with the use of the equipment. We have the right, from time to time and at our sole discretion, to make changes to the RDC Services that may result in equipment becoming obsolete. Under such circumstances, we will have no obligation to update or replace any equipment purchased by you. We will, however, notify you when such a change will occur in order for you to obtain compatible equipment. This equipment must meet the minimum system requirements as outlined by us during implementation for optimum system functionality. You must establish security procedures (as described below) to safeguard the image scanner and related equipment from theft, unauthorized use, or fraudulent activity.

We will have the right, but not the obligation, to service, repair, exchange, test, and perform reasonable and occasional quality assurance inspections on all equipment throughout the duration of this Schedule D. Such inspections shall not exceed a frequency of one (1) per month unless mutually agreed upon by both parties. We reserve the right to test system inquiries on your behalf and at your expense in order to monitor network performance and quality assurance.

**Retention and Destruction of Items**

You will retain under lock and key any original check that has been deposited via the RDC Services for a minimum of fourteen (14) business days for verification and settlement purposes or to balance periodic statements, but not to exceed forty-five (45) calendar days from the date processed. After this retention period, you will destroy and dispose of any original checks via cross-cut shredder. You must establish security procedures (as described below) to safeguard original checks during the aforesaid retention period to safeguard the original checks from theft, reproduction, unauthorized use, or fraudulent activity. We will retain substitute checks (IRDs) for five (5) years as required by the Georgia Department of Banking and Finance Rule 80-10-1-.01, Minimum Records Retention Periods.

**Security Procedures**

You will implement reasonable and adequate internal controls to assure that you meet all of your obligations under this Schedule D. You will implement such security procedures as are necessary and sufficient to protect the confidentiality and integrity of all information communicated to the us using the RDC Services, including such procedures as may be required by us from time to time. We will be entitled to act upon any information, communications, or instructions transmitted on your behalf or in your name, and we will not have any obligation to verify the content of any such communications, the identity of the person giving it, or await any confirmation thereof. You will notify us of any significant changes in your ownership or management. We reserve the right to audit you to ensure compliance with the terms of this Schedule D either through an onsite visit or our questionnaire.

**Ownership and Confidentiality**

You agree that all equipment, user guides, manuals, data, software, processes, and other information provided by us to you in connection with the RDC Services, including any intellectual property in connection with same, constitute our and our licensors or suppliers' proprietary and confidential property. Accordingly, you agree that: (a) you will use the property only in the manner specified by us and only in the ordinary course of your business; (b) you will return the property provided by us (unless outright purchased by the you) to us upon termination of this Schedule D; and (c) except to the extent the property is already in the public domain or you are required to disclose the materials by law, you will keep the property confidential and limit access thereto to only your employees and agents who require access in the normal course of their duties. This section shall survive the termination of this Schedule D.

**Warranties**

You certify to us the following with respect to your use of the RDC Services:

**a.** Only acceptable items will be deposited and you certify that no items have been altered;

**b.** Original items being imaged are made payable to you;

**c.** Images meet the quality standards set by us dictated by the scanner type and service bureau vendor providing secure cash management software;

**d.** No duplicate items or files will be submitted for processing (company software provides a full MICR line duplicate protection that checks both the deposit during scanning and all previous deposits during the save function);

**e.** The original check will not be deposited after it has been imaged for deposit;

**f.** If you have deposited an image that is returned, the item will be charged back to your account;

**g.** All information provided by you to us is accurate and true;

**h.** Files submitted to us do not contain viruses;

**i.** You have complied with all applicable rules, regulations and laws;

**j.** You agree to indemnify us for any breach of this warranty provision;

**k.** Use of the RDC Services by you will be for business purposes only and no deposit or other transaction will be made for consumer purposes;

**l.** We provide a virtual endorsement for imaged checks scanned via remote deposit capture;

**m.** You will not act as a servicer for other companies or individuals, i.e. third party servicer, without specific approval by us;

**n.** You will not process items identified by franking or stamped with "deposited" through remote deposit capture; and

**o.** You will notify us immediately if the check inventory and/or remote deposit machine becomes lost or stolen.

**Contingency**

In the event you cannot use the RDC Services to process your items for deposit (i.e., you are unable to capture or transmit items), then you can take original items to a branch location or overnight the original items at your sole risk and expense to a branch location designated by us for emergency conditions. At our sole discretion we may send a courier for large dollar deposits on a case-by-case basis upon reasonable notification that you cannot use the RDC Services to process your items.

**Returned Items**

a. **Check 21 Rules:** We capture items for collection through the Federal Reserve's image-based check clearing process using bank of first deposit status. Under Check 21 rules, we become a "reconverting bank" whereby we must make certain standard representations and warranties to banks downstream in the check clearing process. You agree to comply with all aspects of the provisions of Check 21, Regulation CC, ensuring all check images meet the substitute check requirements for legal equivalence described in Section 229.51(a)(1)-(2). You further agree that we will not be presented or otherwise charged for a substitute check, an original check, or a paper or electronic representation of a substitute check or an original check that has already been paid as codified in 12 C.F.R. § 229.52. Further, as codified in 12 C.F.R. § 229.53, you will indemnify us, recipient, and any subsequent recipient (including a collecting or returning bank, the depositary bank, the drawer, the drawee, the payee, the depositor, and any endorser) for any loss incurred by any recipient of a substitute check if that loss occurred due to the receipt of a substitute check instead of the original check. You authorize us to charge back the amount of any returns to your designated account. You will promptly provide immediately available funds to indemnify us if any deposited item or debit entry is returned after we have permitted you to withdraw funds in the amount thereof or if any adjustment memorandum that relates to such item or entry is received by us.

b. **ACH Return Entry.** In the event you choose to convert an imaged check into an ACH item (and we permit such conversion), you recognize that NACHA return guidelines and procedures take the place of Check 21 laws previously governing return policies. You agree to comply with all ACH initiatives set forth by NACHA's annually amended ACH Rules and Operating Guidelines. ACH returns must be made available to the Originating Depository Bank (ODFI) by the opening of business on the second banking day following the settlement date of the original entry. Only the exact

dollar amount and same type of the original entry may be returned using the valid return reasons set forth in the ACH Rules and Operating Guidelines. We are required to retain entry records for six (6) years. We will notify you of the receipt of a returned item or an ACH return entry no later than one (1) business day after the banking day of such receipt. We will have no obligation to re-transmit a returned item or entry if we complied with the terms of this Schedule D with respect to the original item or entry. You authorize us to charge back the amount of any returns to your designated account. You will promptly provide immediately available funds to indemnify us if any deposited item or debit entry is returned after we have permitted you to withdraw funds in the amount thereof, or if any adjustment memorandum that relates to such item or entry is received by us.

Company: Ternio LLC

Signed: Ian Kane Ian Kane (Dec 2, 2020 18:04 EST)

Printed Name: Ian Kane

Title: COO

Date: 12/2/20

Atlantic Capital Bank, N.A.

Signed: Donyale Getz

Printed Name: Donyale L. Getz

Title: SVP

Date: 12/2/2020